UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2010

Universal Truckload Services, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 25, 2010, Universal Truckload Services, Inc., or the Company, and KeyBank National Association, or KeyBank, entered into an Amendment and Change in Terms Agreement whereby the maturity date of the existing Third Amendment to the Loan Agreement and Third Amendment to Promissory Note was amended and deemed to be November 8, 2010. On October 28, 2010, the Company and KeyBank entered into an Amended and Restated Loan Agreement and Promissory Note, collectively referred to as the Agreement, for the period October 25, 2010 to October 24, 2011, thereby replacing the previous loan agreements.

Under the Agreement with KeyBank, the Company’s maximum permitted borrowings and letters of credit in the aggregate may not exceed $20 million. The line of credit is unsecured, and bears interest at a rate equal to the lesser of the Prime Rate minus 0.50% or LIBOR plus 1.00%. The Agreement governing our unsecured line of credit contains various financial and restrictive covenants to be maintained by the Company including requirements to maintain a tangible net worth of at least $85 million, a debt to tangible net worth ratio not to exceed 1 to 1, and quarterly net profits of at least one dollar. A copy of which is furnished as Exhibit 10.2 to this Form 8-K

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On October 28, 2010, the Company issued a press release announcing the Company’s financial and operating results for the thirteen and thirty-nine weeks ended October 2, 2010, a copy of which is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

	Exhibit No.	Description

	10.1	Amendment and Change in Terms Agreement between Universal Truckload Services, Inc. and KeyBank National Association, dated October 25, 2010.

	10.2	Amended and Restated Loan Agreement and Promissory Note between Universal Truckload Services, Inc. and KeyBank National Association, dated October 28, 2010.

	99.1	Press Release dated October 28, 2010 announcing the Company’s financial and operating results for the thirteen and thirty-nine weeks ended October 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Date: October 29, 2010	/S/ ROBERT E. SIGLER
Robert E. Sigler
Vice President, Chief Financial Officer, Secretary and Treasurer